Exhibit 99.1

Volt Information Sciences, Inc. Subsidiary Elects to Prepay and Terminate Credit Facility

New York, New York, August 12, 2009 - Volt Information Sciences, Inc. (NYSE:VOL) (the “Company”) announced today that its subsidiary Volt Delta Resources, LLC (“Volt Delta”) has voluntarily prepaid the $42 million of outstanding borrowings under the $75 million Volt Delta secured credit facility. Further, Volt Delta elected to terminate the facility because no further borrowings were anticipated through its scheduled expiration date in December 2009. The outstanding borrowings were repaid from funds provided by the Company which had excess cash resulting from the sale of the Company’s domestic directory publishing operations in September 2008. Certain foreign denominated borrowings supported by the facility have been transferred to the Company’s unsecured revolving credit facility.

Wells Fargo NA, the administrator and a lender under the terminated facility, as well as three of the other four lenders under the facility, Bank of America, N.A., JPMorgan Chase, and HSBC Bank USA, also participate in the Company’s $42.0 million unsecured revolving credit facility which runs through February 2013. The Company also maintains a separate $175 million trade receivable securitization program. Due to the Company’s strong cash position resulting from both the aforementioned sale of business and the slowdown in the economy, the Company plans to reduce the trade receivable securitization program to $150 million. Even after these changes, the Company will have over $125 million of available borrowing under its continuing facilities. The Company expects to achieve interest expense savings and avoid facility cost increases as a result of these actions.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com .

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 1600 Stewart Avenue, Westbury, New York 11590, Attention: Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

CONTACT: For Volt Information Sciences, Inc.:
Ron Kochman, 212-704-2490	voltinvest@volt.com